Exhibit 10.1
[America Service Group Inc. Letterhead]
November 7, 2008
Mr. Michael Catalano
544 Grand Oaks Drive
Brentwood, TN 37027
Dear Mr. Catalano:
Reference is made to that certain Separation Agreement and General Release dated September 15, 2008 (the “Separation Agreement”) by and between you and America Service Group Inc. (the “Company”) whereby, among other things, you agreed to resign all positions you hold with the Company and each of its subsidiaries and affiliates, including but not limited to, your position as Chief Executive Officer of the Company, effective as of January 1, 2009. Notwithstanding certain provisions of the Separation Agreement, we have mutually agreed that (i) you will resign your position as Chief Executive Officer of the Company on December 30, 2008 but will remain an employee of the Company and Chairman of the Board of Directors on and through the Separation Date (as defined in the Separation Agreement), (ii) all shares of restricted stock, stock options and other equity awards that you hold, as referenced in Section 1(b) of the Separation Agreement, will accelerate, immediately vest and be fully exercisable without restriction on and as of December 30, 2008, and (iii) the Company will pay you the consideration described in Sections 2(b), 2(c) and 2(d) of the Separation Agreement on December 30, 2008. Except as expressly provided herein, all other terms and conditions of the Separation Agreement shall remain in full force and effect and shall not be amended by this letter. This letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be a single agreement.

America Service Group Inc.
By:	/s/ Richard D. Wright
	Name:	Richard D. Wright
	Title:	Director: Authorized Signatory

Agreed and accepted:

/s/ Michael Catalano
Michael Catalano